Exhibit 99.1

May 3, 2021

Dear Colleagues,

Today marks another exciting and significant milestone for Meredith as we announce the sale of the Local Media Group to Gray Television. This transaction presents a tremendous opportunity to sharpen our focus, and it enables Meredith to become a multi-platform, lifestyle media leader focusing exclusively on the national brands that consumers have long loved.

Now more than ever, women and families are focused on what matters, and they are looking for brands that can guide them through important life changes with content that is both authentic and trusted. We are already the go-to resource for 95% of all U.S. women, as well as all consumers who want to be informed, entertained, and inspired by content in categories that span every phase of life and touch every aspect of their household. Demand for this content has accelerated dramatically since last year and fundamental shifts in consumer behavior post-pandemic point to continued growth and opportunity.

Our vision is to build the most vital media company in the U.S., powered by our world-class content creators and talent. Our strategy will focus on deepening engagement across platforms, capitalizing on our already impressive digital reach, and leveraging our industry-leading first-party data to drive growth across all our businesses. This transaction enables us to pay down debt, giving us additional financial firepower for organic and inorganic digital investments.

I want to sincerely thank Patrick McCreery and his team for their outstanding leadership of the Local Media Group (LMG), and to all of our LMG employees for their dedication to our company and communities. Our television stations have been an important piece of Meredith’s history for nearly 75 years, playing a critical role in our growth and development. They are integral to the communities they serve, providing outstanding coverage, local insight, and strong advertiser partnerships. We believe this transaction will allow LMG to continue to grow and flourish given the additional scale and broadcast capabilities of Gray.

This is a big announcement for us all, and I understand that you may have questions about what happens next. I am confident that this strategic move is what needs to happen to position Meredith for future growth. I believe in the senior management team, along with all of you, to help us achieve what lies ahead. In the meantime, we will continue pursuing, and in some areas accelerating, the NMG growth initiatives that have been key drivers of our recent success.

In terms of what’s not changing, we will stay headquartered in Des Moines, and we remain committed to serving the communities in which we operate. Nothing should change in your day-to-day, and it is important to stay focused on what we do every day to improve the lives of our consumers. We are still early in this process as we work towards closing the LMG sale.

I invite you to listen to our investor call this morning at 9:30 ET/8:30 CT. Click here to join. We will also hold all-employee meetings later today to go into further detail on today’s announcement and discuss our plans for the future. Look for the Outlook invitation soon. In the meantime, please direct any questions to your manager, Human Resources, or employee.communications@meredith.com. We have set up a dedicated intranet page and, throughout the process, will continue to update the FAQ. We are committed to keeping you updated, and we will share relevant information as we are able.

I speak for the entire leadership team, the Board, and the Meredith family when I say that our future is bright. We all also recognize that none of this would be possible without the tireless dedication of our employees. Because of you, Meredith is home to the most valued and trusted media brands in the world, and we have this incredible opportunity in front of us. Thank you for your hard work and look forward to all that lies ahead.

Best,

Tom

Additional Information and Where to Find It

This communication is not a solicitation of a proxy from any shareholder of Meredith Corporation (the “Company”). In connection with the proposed merger and spin-off, the Company intends to file relevant materials with the SEC, including a proxy statement. In addition, the new public company to be spun-off and which will retain the name Meredith Corporation (“SpinCo”) intends to file a registration statement on Form 10 with respect to its common stock. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, SPINCO, GRAY TELEVISION, INC (“GRAY”), THE MERGER AND THE SPIN-OFF. The proxy statement and Form 10, and other relevant materials (when they become available), and any other documents filed by the Company, SpinCo and Gray with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. The documents filed by the Company may also be obtained for free from the Company’s Investor Relations web site (http://ir.meredith.com) or by directing a request to the Company’s Shareholder/Financial Analyst contact, Mike Lovell, Executive Director of Corporate Communications, at 515-284-3622.

Participants in the Solicitation

The Company and Gray and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of the Company in connection with the proposed merger and spin-off. Information about Gray’s directors and executive officers is available in Parent’s definitive proxy statement, dated March 25, 2021, for its 2021 annual meeting of shareholders. Information about the Company’s directors and executive officers is available in the Company’s definitive proxy statement, dated September 25, 2020, for its 2020 annual meeting of shareholders. Other information regarding the participants and description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and Form 10 registration statement regarding the proposed merger and spin-off that the Company, SpinCo and Gray will file with the SEC when it becomes available.